UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2006

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

14901 Bogle Drive
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

          On June 12, 2006, Intersections Inc., a Delaware corporation (the "Company"), announced that it had entered into a Merger Agreement dated June 9, 2006 with CMSI Merger Inc., an Illinois corporation and wholly-owned subsidiary of the Company (the "Merger Sub"), Chartered Marketing Systems, Inc., an Illinois corporation ("CMSI"), and certain holders of CMSI common stock and/or options to purchase CMSI common stock (the "Merger Agreement"), pursuant to which the Merger Sub, subject to the terms and conditions of the Merger Agreement (including satisfaction or waiver of the closing conditions set forth therein), will be merged with and into CMSI, which shall be the surviving company in connection with the merger (the "Merger"). Immediately following the Merger, CMSI shall be a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the closing of the transactions contemplated by the Merger Agreement will occur no earlier than July 1, 2006.

          The aggregate consideration to be paid in connection with the Merger to holders of CMSI common stock and/or options to purchase CMSI common stock (subject to the exercise of any dissenters’ rights) is approximately $50 million in cash, less any unpaid indebtedness and transaction expenses of CMSI or such holders as of the closing date. The aggregate consideration may also be increased or decreased to the extent that CMSI’s working capital as of the closing date is greater than or less than, respectively, a target amount set forth in the Merger Agreement. In addition, pursuant to the Merger Agreement, $500,000  of the aggregate consideration otherwise payable in connection with the Merger to such holders will be deposited into an escrow account in connection with the closing of the Merger as security for any required repayment by such holders in connection with any working capital adjustment that results in a decrease in the aggregate consideration and $5 million will be so deposited as security for the indemnification obligations of such holders set forth in the Merger Agreement. The balance of the $500,000 escrow account in excess of amounts used to satisfy any negative working capital adjustment will be distributed to holders of CMSI common stock and/or options to purchase CMSI common stock promptly following any such adjustment. To the extent that as of the first anniversary of the consummation of the Merger the remaining balance of the $5 million escrow amount, as reduced by amounts used to satisfy indemnification claims and any amounts held for unresolved claims, exceeds $2 million, such excess remaining balance will be distributed to holders of CMSI common stock and/or options to purchase CMSI common stock on such first anniversary. Thereafter, the remaining balance of such escrow account in excess of amounts used to satisfy certain indemnification claims and any amounts held for certain unresolved claims will be distributed to such holders on September 16, 2008.

           The consummation of the Merger is subject to certain customary closing conditions, including a condition that there not have occurred any material adverse effect on CMSI between December 31, 2005 and the closing of the Merger and, with respect to the Company’s obligation to close, the approval of the shareholders of CMSI.

           The Merger Agreement contains certain customary representations and warranties of the parties. The Merger Agreement also contains certain customary covenants, including covenants regarding the operation of CMSI prior to closing, the prohibition against soliciting competing acquisition offers by CMSI prior to closing, and the use of commercially reasonable efforts to do and perform such acts and things as may be required in connection with the Merger. In addition, each holder of CMSI common stock and/or options to purchase CMSI common stock who or which is party to the Merger Agreement has agreed to indemnify the Company against misrepresentations and breaches of representations, warranties and covenants, subject to certain limitations, including a provision that provides that the $5 million escrow amount shall be the sole and exclusive source of funds for satisfaction of such indemnification obligations, with certain limited exceptions.

           The Merger Agreement contains termination rights in favor of both the Company and CMSI upon the occurrence of certain events, including but not limited to the right of either party to terminate the Merger Agreement after September 30, 2006 if the Merger has not been consummated by such date and such failure is not caused by the failure of the terminating party to fulfill any obligation under the Merger Agreement.

           The Merger Agreement has been approved by the Board of Directors of the Company and of CMSI.

           The Company intends to finance the acquisition with advances under a credit facility that the Company is in the process of negotiating, with existing cash, or with a combination thereof.

Item 7.01.       Regulation FD Disclosure

           A copy of the Company’s press release announcing the execution of the Merger Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. 99.1	Description Press release dated June 12, 2006

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2006

INTERSECTIONS INC. By: /s/ John M. Casey Name: John M. Casey Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit

Exhibit No. 99.1	Description Press release dated June 12, 2006